EXHIBIT 99.3

BROCADE

BROCADE Q4 FY 2009 EARNINGS

Prepared Comments

November 23, 2009

Peter Ausnit

Senior Director, Investor Relations

Phone: 408-333-4000

pausnit@brocade.com

John Patun

Senior Manager, Investor Relations

Phone: 408-333-6218

jpatun@brocade.com

BROCADE Q4 FY 2009 EARNINGS	NOVEMBER 23, 2009

Slide 1: New Format for Earnings-Related Materials

Prepared comments provided by Peter Ausnit, Sr. Director, Investor Relations

Thank you for your interest in Brocade’s earnings announcement. Beginning this quarter, we are moving to a new format of releasing prepared remarks in advance of the conference call. The goal is two-fold: to provide analysts and investors with access to supplemental earnings-related materials in conjunction with the press release and to allocate more time to answering questions during the live webcast. As such, Brocade released a press release detailing fiscal fourth-quarter and full 2009 financial results at approximately 4:00 p.m. Pacific time on November 23rd via Business Wire and First Call. The release was also made available on Brocade’s Investor Relations website at www.BRCD.com along with prepared comments and slides. A live question and answer conference call will be web cast beginning at 5:00 a.m. Pacific time on November 24th and will be archived on Brocade’s IR website for approximately 12 months. Participants are invited to submit questions via email at ir@brocade.com up to one hour prior to the start of the web cast, and to ask live questions during the conference call.

Slide 2: Prepared Comments

Today’s prepared comments include remarks by Mike Klayko, Brocade’s CEO, regarding business strategy and an overview of our operations, and by Richard Deranleau, Brocade’s CFO, who will provide a financial review.

Slide 3: Safe Harbor

The information in Brocade’s prepared comments includes forward-looking statements, including without limitation, statements about Brocade’s financial results, plans and business outlook. These forward-looking statements are only predictions and involve risks and uncertainties such that actual results may vary significantly. These and other risks are set forth in more detail on Brocade’s Form 10-K for the fiscal year ended October 25, 2008 and 10-Q for the quarter ended August 1, 2009. These forward-looking statements reflect beliefs, assumptions, estimates and predictions as of today, and Brocade expressly assumes no obligation to update any such forward-looking statements.

Certain financial information is presented on a non-GAAP basis. The most directly comparable GAAP information and a reconciliation between the non-GAAP and GAAP figures are provided in the accompanying press release, which has been furnished to the SEC on Form 8-K and posted on Brocade’s website.

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Slide 4: Q4 and Fiscal 2009

Prepared comments provided by Mike Klayko, CEO

Slide 5: Fiscal Q4 09 results

Brocade had an outstanding fourth quarter, capping what has been a truly transformational year.

We achieved record Q4 revenues of $521.8M, growing 31% year-over-year and 5.8% sequentially, the fastest Q4 sequential growth of any networking company with annualized revenues exceeding $2B.

Brocade exceeded the Street’s EPS consensus for the 17th consecutive quarter thanks to revenue growth, expanding gross margins and effective cost controls.

Q4 also produced strong Adjusted EBITDA of $130.6M and a near-record $155.3M of cash flow from operations.

I am extremely pleased with Brocade’s financial results which benefited directly from the relentless growth in data and network traffic, which continues to remain robust regardless of economic cycles. Brocade has experienced a sustained revenue growth ramp, which we expect to continue. Our confidence lies in our ability to (1) run our playbook, (2) continue to expand our routes-to-market, (3) provide the most innovative products customers need, (4) work closely with our partners and develop new partnerships, (5) and finally, to maniacally focus on the execution of every aspect of our operations.

Slide 6: FY2009: Record Results and Milestones

Revenues in FY2009 increased 33% to $1.953 billion, a Company record made even more poignant because it was achieved during the most turbulent global market conditions in many decades.

Not long ago Brocade aspired to become a $1 billion company by increasing our share and leadership position in the storage networking market. We achieved those goals and then set our sights on becoming a $2 billion company, a significant milestone that we have also

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achieved. In 2009, Brocade outlined scenarios showing a path to revenues exceeding four billion dollars by leveraging our entry into the much larger Ethernet networking market, all while operating within our long term financial model. Looking out further, Brocade sees a clear trajectory to $10 billion and beyond. We believe that the company is well-positioned to capitalize on these aggressive goals – we simply need to continue to execute as we have done in the past.

Slide 7: Brocade: An Industry Game-changer

2009 was a game-changing year for Brocade and for the networking industry. In order to produce this successful transformation, we focused on two critical areas: (1) making sure we understood what problems our customers were trying to solve and then developing innovative technology faster, with higher quality at the lowest acquisition costs to address those needs, then (2) ensuring execution in all areas to successfully deliver these products to our customers. Simply put, we focused on out-innovating and out-executing all of our competitors.

Slide 8: Brocade?

So who is Brocade today?

Slide 9: A Networking Company

We are no longer just a Storage Networking or SAN company. Brocade is a networking company! We are one of only two end-to-end networking solutions providers in the industry. We have done extensive surveys among global IT decision-makers – both customers and non-customers. Over 90% state that having a complete networking solution that includes both Storage and Ethernet technologies is an absolute must-have. That means we can sit at the big table with the one other incumbent vendor that offers both. But let me tell you what differentiates Brocade and why we are so excited about the opportunities in this space.

Brocade is a networking company that plans to remain focused on networking and networking innovation. We are a networking company that partners with the world’s leading server vendors and global systems integrators to meet the evolving needs of CIOs around the world.

Brocade is a networking company that offers the highest-performing, fastest, most reliable, most energy- and space-efficient networking products and services through the world’s largest and most effective partner ecosystem.

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Brocade is a networking company that enables open, best-of-breed solutions that give customers freedom to choose their infrastructure, implementation schedules, and their budgets.

Brocade is a networking company that champions standards and delivers products first-to-market that improve performance while saving customers at least 30% or more compared to competitive networking offerings.

In the most recent quarter Brocade was the fastest growing large networking company in the world, and our goal is to make Brocade the best networking company on the planet. In 2009 Brocade made tremendous progress towards that goal.

The next question might be “How?”

Slide 10: Brocade’s Entry into Ethernet Networking Market

Not by accident. Looking back, Chapter 1 in Brocade’s playbook called for entry into new markets.

As the storage networking leader, Brocade enjoyed a privileged view of the world’s largest enterprise data centers: directly touching approximately  3/4 of the Global 1000 companies. Customers told Brocade about their evolving networking needs and their views of, and fatigue with, incumbent Ethernet networking vendors.

Brocade also saw that the last major Ethernet network upgrade occurred before Y2K, ten years ago, during Web 1.0.

With these insights and data points, Brocade then conducted an exhaustive review of the relative strengths of each Ethernet vendor, assessing what each could contribute to Brocade’s vision of the network, the future role of virtualization, and convergence offerings and differentiation. Brocade’s acquisition criteria were based on intellectual property, product road map, differentiation and performance, customer references, corporate fit, sales coverage, and enterprise readiness.

Slide 11: Brocade’s Acquisition of Foundry Networks

Brocade’s choice was Foundry Networks. Foundry met all of our criteria and offered a broad portfolio of proven data center quality products and performance that met the needs of the world’s most demanding enterprises and the most innovative service providers.

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The acquisition closed last December and during the first half of fiscal 2009 we focused on the integration of our business operations, aligning sales, research and development priorities, product road maps, and supply chain rationalization. With no overlap in products and engineering resources, and minimal overlap in sales coverage, the integration was very efficient and highly leverageable. From an operational perspective, we were able to integrate more quickly and realize greater cost synergies than previously estimated. With both companies being headquartered about 10 miles apart in Silicon Valley, the fit between our cultures is strong, which has led to high employee retention and satisfaction.

Brocade now operates as one company with one face to the customer. We have never been in a better position to meet the needs of the most demanding networking customers and partners around the world.

Slide 12: Market Drivers that Fuel the Networking Industry

As an end-to-end networking company, Brocade serves markets driven by robust, long-term secular growth trends such as the explosive proliferation and increased complexity of addressable devices; the need to store and access data, which is doubling every year, and a rapidly growing population of Internet users, who demand high speed access.

As much as network traffic has grown, we expect future growth to dwarf today’s demands.

In 2010 there will be 175 exabytes of data traffic generated. To put that into perspective, there has only been 150 exabytes of data crossing the Internet since it was created in 1969. So in 2010, the world will generate more network traffic in one year than it has in the past 40. One key growth driver of traffic is video with Internet users watching some 25 billion videos per month, a figure that has doubled from earlier this same year.

Slide 13: Network Upgrade Coming

End user expectations are rising, and CIOs know that network congestion doesn’t clear up on its own. Users want access to their applications and data on the network regardless of location or the device used. Wholesale migration of compute from desktops to the cloud taxes current networks well beyond the capacity they were originally designed to meet and scale to. Retaining end users while meeting their demands will be impossible without a significant networking investment. Commonplace applications and tools such as YouTube, iPhone, LinkedIn, and Facebook are becoming necessities – all of which contribute to the urgency of the upgrade.

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Brocade regularly polls CIOs. In our latest survey, 65% say that they plan major rebuilds within the next three years. The architectures in place do not scale: multiple layers are complex to maintain and prone to failure. As traffic grows, performance degrades, and nothing, apart from a major upgrade, will solve the problem.

Brocade knows the pain points, and knows the constraints IT customers face moving forward. They want to radically simplify their networks, to run one wire throughout their systems, and to raise utilization through virtualization while preserving the data, applications, and functionality they have come to rely on.

Slide 14: $3.3T Global IT Spend in 2010

While IT spending has been constrained in 2009 we are seeing some positive trends that bode well for our industry.

Gartner recently called for Global IT spending to increase to $3.3 trillion in 2010, citing needs to address the aging infrastructure I just described.

As an example, in October, Gartner pointed out that the useful lives of installed servers have been extended a year or more past scheduled retirement. For servers, a year is a long time. Gartner stated that unless replacement cycles accelerate, this aging base and the associated infrastructure raises operational risks to enterprises around the world. Illustrating this, just last week IT systems breakdowns disrupted hundreds of flights across the country for the second time in less than two years.

Brocade believes that the world’s network infrastructure is older than the world’s server infrastructure and that risks from network failure to the enterprise are even higher.

Slide 15: Inflection Point

The market drivers of exploding growth in data, traffic and devices – combined with aging infrastructure and the anticipation of higher IT spending – all create an incredible inflection point for Brocade.

What is even more exciting than being in the industry’s “perfect storm” is that the CIOs of the world’s largest companies are asking for Brocade by name. That’s because they understand

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that our innovative networking solutions can seamlessly integrate with their chosen applications and the heterogeneous systems they’ve built, and plan to continue acquiring, as their businesses evolve. End-to-end networking solutions that solve their infrastructure issues, provide the performance and interoperability they require, protect their IT investments and reduces their overall spend – that’s the value proposition of Brocade.

Slide 16: IT Spending in Storage Networking

Storage networking has remained among the most resilient IT spending segments during the downturn of the last year, down less than 10% in 2009 against other IT spending segments that are down twice as much or more. As we look forward, industry analysts continue to expect storage networking spending to grow faster than overall IT Spend.

Some components of the storage networking market spend are shifting with additional growth expected to come from converged networking products, such as Fibre Channel over Ethernet, known as FCoE, and Converged Enhanced Ethernet, known as CEE. Brocade is uniquely positioned to take advantage of this shift because these converged solutions will continue to leverage Fibre Channel protocols and technologies, an obvious area of strength for us. Therefore, the assets that differentiate Brocade’s networking solutions today remain even more relevant and critical in all networking environments including convergence, especially as customers seek to integrate and maintain existing applications and storage environments.

Slide 17: Brocade’s Market Share in Storage Networking

Brocade’s leadership position in the SAN market continues to strengthen: In Q4 Brocade’s Storage Networking share increased to approximately 71%, extending trends established following the McDATA acquisition, when Brocade’s share was approximately 67%. Brocade’s share has increased by approximately 500 basis points since then.

Slide 18: IT Spending, Market Share in Ethernet Networking

Turning to Ethernet Networking, where Brocade seeks to gain share, expectations call for the Ethernet segments that Brocade addresses to grow at an 11.7% compounded annual growth rate through 2012.

Brocade’s strategy to gain share is based on the strength of Brocade’s (1) product differentiation and strategy, (2) partner ecosystem, and (3) enterprise account relationships and installed base.

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During Q4 and FY 2009 Brocade enhanced all three…

Slide 19: Metrics Related to Ethernet Share Gain Strategy

Starting with enterprise account relationships…

We are well positioned to drive Ethernet sales thanks to storage networking penetration of over 80% of the Global 500 and over two-thirds of the Fortune 1000. This storage networking leadership is an ideal platform to drive Ethernet networking sales due to our reputation for quality, openness, and customer focus. And I am pleased to report that during 2009, Brocade focused on new account development and more than doubled Ethernet penetration among our top 100 Storage Networking customers.

Slide 20: New Partnerships

Turning to partnerships: Brocade’s ecosystem continues to expand. We added 111 new partners in fiscal 2009.

Partners turn to us for several reasons: their customers are calling for choice and want open systems. Brocade provides best-in-class channel support and a focused channel strategy that allows these partners to differentiate and earn a return that enables them to continue to grow. Brocade’s channel reach is growing via hundreds of thousands of partner sales people and thousands of OEM channel partners.

Slide 21: Brocade’s Go-to-Market Model Attracts Partners

Partners are also attracted to Brocade’s go-to-market model, which has grown from a one-dimensional OEM model into a partner-focused, multi-channel strategy that fully distributes our product worldwide. Brocade’s diversified channel model includes OEM Partners, Direct Distributors, Direct Value Added Resellers, Global Systems Integrators, and a direct sales force.

Brocade’s direct sales force is an asset for all channels since they are focused on providing the best solution to the end user customers regardless of the channel the customers use to make IT purchases.

Brocade’s partner relationships continue to scale. As most appreciate, channel development takes time. Many have seen that the dynamics in the networking industry have realigned

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longstanding channel relationships in Brocade’s favor, but perhaps fewer realize that the impact of those realignments are only just beginning to be felt.

Slide 22: Product Differentiation and Strategy

Finally our strategy to gain share depends on Brocade’s continuing history of innovation and networking leadership, which remains the foundation of our value proposition. As such, Brocade has invested in product development throughout its history and continues to out-innovate our networking peers.

In the last year Brocade introduced 62 new products and solutions, addressing unmet needs in our targeted market segments and industry verticals. For us, the number of products and solutions is not as important as what they are able to achieve. Our innovation strategy protects IT investments and reduces the overall IT spend. Our innovation solves the problems CIOs face today and offers an evolutionary plan to address the problems of the future. Our innovation is why our customers and partners turn to us as the thought leader in networking and the supplier of choice for future networking technologies.

Slide 23: Brocade’s Expansion in the Networking Segments

We continue to expand the networking segments we serve. We have deliberately chosen three distinct segments because they play to our core strengths and they represent high-growth and healthy profit margins. This enables us to continue to fund new product development. As a result we have built a focused product and solutions portfolio that capitalizes on the needs of these segments and expect to gain market share.

In the Enterprise Data Center market segment as we entered 2009, we sold storage networking products into data centers around the world. During the year we expanded our reach into the Ethernet side of the data center as well as the LAN Campus and Service Provider segments.

Our efforts in the Data Center market segment are focused on delivering the highest performance, most reliable, cost effective and risk-mitigating networking solutions. We also enabled our partners’ platforms to differentiate and simplify the provisioning and management of a new generation of virtual and cloud solutions.

Brocade’s mission in the Service Provider market segment is to enable customers to transition from high-cost SONET to Ethernet transport at significant savings while enabling multiple

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service platforms and transport protocols. In particular, Service Providers have been hit the hardest in terms of the IT spend required to keep up with the relentless growth in Internet traffic while managing an inequitable revenue stream caused by consumer pricing pressures. So, Brocade’s suite of high-performance, low-cost Ethernet solutions targeted at this market resonate well with this customer base.

In the Campus LAN market segment, Ethernet is everywhere and Ethernet speeds are going up. Our focus is on delivering smarter networks that are simpler and significantly less costly to operate. Why are we excited about this space? Because the TAM for Campus Ethernet is actually larger than it is for Data Center and we have a complete portfolio of products that are optimized for the Campus LAN data center. Our high-speed core technology aggregates everything from the closets, and we integrate wireless and wired offerings to supply end-to-end coverage across the campus in whatever way the customer wants to deploy it. And Brocade goes to market with partners that have the expertise and the support these customers require.

All three market segments—Data Center, Service Provider and Campus LAN—are large, growing, and have significant unmet needs.

Slide 24: Vertical Market Strategy

In parallel with our segment strategy, we are also optimizing products for targeted industry verticals where we have had a strong presence and now have even more opportunities to differentiate our partners’ solutions and address additional networking needs.

For example, in Healthcare, where Brocade has storage account relationships with each of the top ten Healthcare IT customers, there is a need to support real-time medical applications such as electronic medical records, high-definition imaging, and online prescription systems. Brocade also supports solutions that enable secure communication with the patient, within the hospital and throughout the hospital’s network of affiliates. According to a recent Forbes article discussing Healthcare IT, the statistics show a compelling opportunity for growth in this sector. Of the 633,000 doctors in the U.S., only 17% have electronic medical records while the 5,708 U.S. hospitals are lagging even further behind with 9%. However, the U.S. government has allocated $36 billion of the 2009 stimulus package for doctors to install these applications.

In Media & Entertainment, where Brocade has been selected and installed in 9 of the top 10 businesses, there is increasing content variety, delivery methods, and viewing devices. More and more, content is being downloaded or streamed over the Internet, and consumed on

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mobile devices with viewers personalizing and customizing content. Brocade supports solutions that enable secure, bandwidth-intensive content on demand applications that run without lag or choppiness. Our solutions support applications that manage bandwidth utilization, reliability, quality of service, traffic management, security and network visibility.

In Education, Brocade’s customers want virtual classrooms and web-based distance learning. We support solutions that enable secure network access for online assignment, course material, libraries, research, student collaboration, and social networking tools.

In the Public Sector, which accounts for over 15% of global IT Spend, there is demand for server consolidation, infrastructure optimization, virtualization, and improved security. Brocade has strong Federal relationships and a portfolio tailored to the needs of public sector customers.

These are just a few examples of the vertical solutions that differentiate us in our primary business segments.

Slide 25: Summary of Fiscal Q4 and 2009

Again, we are very pleased with our financial performance and execution during fiscal 2009. The momentum of Q4, which saw the fastest sequential revenue growth of any of our large networking peers, strong cash flow generation and EPS ahead of estimates all tell us that we are on the right track with the right playbook, product portfolio and go-to-market model.

FY09 was a transformational year for Brocade as we became one of only two end-to-end networking solutions providers in the world, maintained our market leadership in Storage Networking and made tremendous progress in new Ethernet Networking account penetration. The market drivers of unprecedented and continued growth in data, traffic and devices, the planned infrastructure upgrade and the predicted growth in global IT spending—combined with the industry dynamics of our game-changing entry into the Ethernet market, choices made by customers and partners to consider alternative networking solutions and competitive moves have all put Brocade in a stronger position than ever.

Looking forward, some see obstacles. Brocade sees the openings and is seizing the opportunities.

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Slide 26: Looking Forward

So, turning to 2010 and beyond…

Slide 27: Innovation and Product Development

In the coming year Brocade plans to continue to leverage its technology and innovation leadership to deliver market-leading products providing best-in-class performance in terms of price, efficiency, density, operational simplicity, and reliability. We will continue to enable convergence and virtualization via open systems.

Investing in open systems is both a deliberate philosophy and a strategic choice for Brocade and for customers. We believe that over time open systems win in large markets that attract numerous entrants who then drive innovation, which enables lower costs, and fill in the gaps of closed, proprietary systems.

This is an important distinction. As I have already said, Brocade is one of only two end-to-end networking providers. Of these two players, however, we are the only company who is committed to an open platform for innovation based on industry standards, joint development and testing with partners and a best-of-breed infrastructure. Why has Brocade made this decision while the incumbent provider has opted for a proprietary, closed system? There are several reasons:

Slide 28: Open Versus Closed Systems

First, open systems acknowledge the reality that most infrastructures are and will continue to be heterogeneous. The Enterprise Strategy Group recently affirmed widespread buyer preference for open systems, saying, “95% of the market will continue to buy virtualization offerings from the likes of the major ‘piece part’ suppliers – Dell, HP, IBM, etc.”

Vertically integrated systems may sound appealing on paper, but ultimately, they prove to be an inefficient and costly way to implement IT infrastructure.

Second, open systems enable choice, flexibility and cost-savings. An open architecture offers higher performance and quality, greater efficiency and is simpler to operate. It also provides an easier path for customers to evolve.

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Third, while open systems require long-term commitment to cooperative development, testing and interoperability, they also leverage the intellectual property and horsepower of the leading IT companies in the world. There’s an important competitive advantage to being the only end-to-end networking company that does all of this successfully.

Slide 29: Key 2010 Metrics

For 2010, in addition to Brocade’s financial outlook, we would like investors to measure our progress on four major initiatives:

1.	Increasing our IP Ethernet Networking revenues and new account penetration and market share

2.	Maintaining our storage networking share

3.	Expanding our partnerships

4.	Delivering focused products that meet the needs of our key market segments and vertical markets.

Our operational and financial goals are integrated. As we execute to our playbook and plans, we remain optimistic that our customers, partners and investors will understand the unique value proposition that Brocade brings to the networking industry.

Slide 30: Q4 Fiscal 2009 Financials

Prepared comments provided by Richard Deranleau, CFO

Slide 31: Q4 Financial Highlights

As Mike said, our strong Q4 capped a great 2009 during which we achieved our operational and financial goals against challenging market conditions.

Q4 revenues increased $28.5M sequentially and were in-line with our guidance, driven by strength in North America, Asia Pacific and Japan.

In addition, we saw strength in a seasonally strong Federal segment. Our product portfolio performed well across the board, on both the Storage and Ethernet sides.

Non-GAAP Gross Margins and non-GAAP Operating Margins improved, and both are now within Brocade’s Long Term Financial Model, which we improved at our Analyst Day on September 22nd.

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Brocade strengthened its balance sheet thanks to near record Free Cash Flow and Adjusted EBITDA, which enabled continued execution of our term debt reduction plan. During the year Brocade reduced our Term Debt by $166M, or approximately 15%. Our financial covenants remain well below thresholds.

Slide 32: Key Financial Metrics

On our Key Financial Metrics slide, you can see the continued improvements in non-GAAP gross margins, non-GAAP EPS, and GAAP EPS.

Slide 33: Revenue: Storage, Ethernet, and Services

Turning to revenues by business unit … Our mix remained broadly consistent with Q3.

Within storage we saw strength across all product lines. During the full year Storage, including storage-related services, was flat year-over-year.

Our server product group, consisting of CNA’s, Embedded Switches, HBA’s, and Mezzanine Cards, grew strongly and generated over $37.5M in the quarter, up 19% sequentially from $31.5M in Q3.

Our Ethernet business grew 8% sequentially. Our services business grew 42% year-over-year.

Slide 34: Revenue: 10% Customers, Other OEM, and Channel/Direct

Turning to distribution – our mix remained consistent with Q3.

Slide 35: Domestic Versus International

Turning to geography… On a ship-to basis, the US represented 63% of reported revenues, down from 64% in Q3 09 and 64% in Q4 08.

However, on an estimated end-user basis adjusting for those partners who take delivery of internationally bound products in the US, the US strengthened to 53% of total revenues on a strong Federal quarter, up from 52% in Q3 09, and 41% in Q4 08.

EMEA was in line with expectations, showing slight sequential improvement.

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Slide 36: Non-GAAP Gross Margin and Profit

Gross margin, on a non-GAAP basis, increased to 59.5%, up sequentially from 58.2% in Q3 and consistent with our long-term target model. This improvement was driven by reductions in product costs associated with our supply chain integration. Service margins were 50.7%, down from 52.2% in Q3, on a higher mix of professional services revenue.

From a pricing perspective, on a like-for-like basis, we saw slight pricing pressure in our Storage Networking business, with sequential ASP declines in the low single digits. We did not experience any significant ASP declines in our Ethernet business.

Slide 37: Non-GAAP Operating Margins

Mindful of the current economic environment, we continue to work to control operating expenses, which were 36.9% of revenues versus 37.8% in Q3 on a non-GAAP basis. Operating expenses were better than our long-term target model of 38% to 39% of revenues. Brocade continues to invest in its business and added 204 new employees during the quarter, principally in R&D, Global Services, and Sales.

Non-GAAP operating margins improved sequentially thanks to top line growth and lower cost of revenues. In total, in Q4 09 non-GAAP operating margins were 22.7%, a 240 basis point increase versus the prior quarter’s non-GAAP operating margin of 20.3%.

Our Q4 non-GAAP tax rate was 25.3%, down from 29.2% in Q3.

These factors, combined with improving gross margins, contributed to an $18M sequential improvement in non-GAAP net income, which was $73.4M, increasing 32% sequentially, and equates to non-GAAP diluted EPS of 15 cents.

On a GAAP diluted basis, EPS moved from a $0.05 loss last quarter to a $0.07 profit, reflecting both increased adjusted EBITDA and significantly lower non-cash charges such as stock based compensation.

Slide 38: Selected Balance Sheet Metrics

Turning to the balance sheet…

ROIC increased to 16.4%, following year-long trends. ROE also improved to 4.2%.

Days Sales Outstanding were 52 days, down from 56 days in Q3, reflecting strong receivables collections.

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Inventories turned 14 times, down from 17 times in Q3, driven by inventory movements as we continue to transform our supply chain.

Slide 39: Q4 09 Financial Messages

In Q4 our margins trended towards the high end of our target model, just 3 full quarters after the close of the Foundry acquisition thanks to revenue synergies per plan and cost synergies ahead of plan.

The Company continues to drive strong cash flow and is repaying debt ahead of schedule. Lastly, we are executing very well despite challenging economic conditions and are committed to our long term financial model.

Slide 40: FY 2010 Planning Assumptions

Now, as we look forward, here are some things to consider in developing your financial models:

Our planning assumption is that IT spending will continue to recover during the first half of 2010 and approach normalcy in the second half of 2010.

In addition to a recovering IT market, Brocade expects to generate growth faster than market based on ramping distribution of our Ethernet products throughout the year, and from the launch of innovative new products, which are expected to impact the second half of 2010.

Consequently, Brocade expects to gain share in Ethernet networking and to maintain storage market share.

As a reminder, gaining a point of Ethernet share equates to $300M of incremental revenue. As such, our full year outlook calls for Ethernet market share gains ranging from less than 0.5% to less than 1.2%.

Brocade expects directors and embedded switches to grow faster than fixed port switches in the overall SAN market, and also expects to be a leading supplier of HBAs and CNAs.

We expect quarterly ASP declines on the storage networking side to remain in the low to mid single digits. Declines on the Ethernet side are expected to be in the mid single digits.

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Turning to seasonal expectations: we expect Q1 2010 sequential growth of 4% to 5%, slightly below normal seasonal trends, which are typically up 6% to 8% sequentially. As we stated at Analyst Day, we expect Q2 and Q3 to be flat to up sequentially, followed by a strong Q4.

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Slide 41: FY 2010 Financial Outlook

Given these considerations, we are reiterating our FY 2010 outlook provided at our Analyst Day on September 22nd. To remind you, we expect:

•	FY 2010 revenues to be in a range from $2.25 to $2.45 billion;

•	Non-GAAP gross margins for the full year to range from 59-60%;

•	Operating expenses and operating margins to be in Model;

•	Annual non-GAAP tax rate to be approximately 30%;

•	Annual diluted shares outstanding to be in a range of 510M to 520M shares;

•	Non-GAAP EPS to be in a range from 56 cents to 61 cents.

Slide 42: Operating and Free Cash Flow Outlook

Operating cash flow totaled $325M in FY 2009, adjusted for the $160M payment of a class action lawsuit and normalized for accounts payable related to the Foundry Acquisition. Capital expenses were high this year due to planned campus investments, which are expected to be completed in Q3 of FY 2010. Capital expenses are then expected to normalize. We expect FY 2010 operating cash flow is to exceed $460M, and to increase in the following years, as we indicated at our September 22nd Analyst Day.

Slide 43: EBITDA, Cash and Liquidity

Our strong Q4 Adjusted EBITDA was again a healthy $131M, up over $11M from Q3. FY 10 Adjusted EBITDA is expected to range from $560M to $610M.

Cash and equivalents have been increasing thanks to strong continuing cash flows. At the end of the fiscal year, as of October 31, 2009, cash and equivalents were $339M, up $89M from the prior quarter. During FY 10, Brocade expects cash and equivalents to approach $0.5B.

Total gross secured debt, before the debt discount of $35M was $948M, reflecting payments in the quarter of $58M, which was $45M in excess of the $13M required payment. Brocade plans to steadily reduce secured debt throughout the year.

Brocade remains well below its debt covenant. Our Q4 Senior Secured Leverage Ratio was 1.87, well below the required 2.3 level. We expect the ratio to range from 1.80 to 1.85 in Q1, and to continue to decline throughout the year, and to always remain well below the required 2.0 level for 2010 set in the agreement.

BROCADE Q4 FY 2009 EARNINGS	NOVEMBER 23, 2009

Slide 44: Repaying the McDATA Convert

In February 2010, the McDATA Convertible Debt of $173M matures. As shown, we plan to repay the debt through a combination of cash on hand, cash flow, and working capital. Post redemption, we expect to have cash balances on hand above $250M.

Slide 45: CEO Closing

Prepared Comments by Mike Klayko, CEO

Brocade’s Q4 performance led our large networking peers and capped a great 2009. In 2010, building on that momentum, Brocade moves forward as 1 of only 2 end-to-end networking companies in the world, and is uniquely positioned thanks to our innovative, open, best-in-class products, our partners, and our execution record.

Brocade’s markets are growing due to sustained, rapid data and traffic growth and rising network performance requirements. To meet that demand Brocade foresees the wholesale re-architecture and build-out of the world's networks, on both the storage and Ethernet sides.

Brocade has the right strategy, products and partners to address our core markets. With our success in the rapid integration of the Ethernet business, our expanded routes to market for all of our business segments, and our continued delivery of industry-leading product and technology innovation, we believe Brocade is extremely well-positioned to continue its market leadership in storage and gain market share in the Ethernet space.

Slide 46: Live Q&A Call

Prepared comments provided by Peter Ausnit, Sr. Director, Investor Relations

That concludes Brocade’s prepared comments. At 5:00 am Pacific Time on November 24th Brocade will host a live call to answer questions on the phone and submitted by email to ir@brocade.com. All are welcome to submit questions, which Brocade Investor Relations will read to management. Brocade intends to address more questions using this format, which is also intended to elicit questions from a larger group of analysts and investors.

Thank you for your interest in Brocade.

Slide 47: Appendix and Reconciliations

Slide 48: Long Term Financial Model

BROCADE Q4 FY 2009 EARNINGS	NOVEMBER 23, 2009

Slide 49: Sequential Income Statement Comparison

Slide 50: Capital Expenditures

Slide 51: Relative Acquisition Integration Margins

Slide 52: Senior Secured Leverage Ratio

Slide 53: Foundry Purchase Price Adjustments

Slide 54: GAAP/Non-GAAP Reconciliation

Slide 55: Thank You